UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934

CAN B CORP.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

13470W103

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  Rule 13d-1(b)

X Rule 13d-1(c)

  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP NO. 13470W103

  1.
NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

White Hair Solutions, LLC

84-4854688

  2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)          (b)

  3.
SEC USE ONLY

  4.
CITIZENSHIP OR PLACE OF ORGANIZATION

    Wisconsin

NUMBER OF

SHARES

BENEFICIALLY

OWNED BY

EACH

REPORTING

PERSON

WITH

   5.
SOLE VOTING POWER

    3,639,955

   6.
SHARED VOTING POWER

    Not applicable

   7.
SOLE DISPOSITIVE POWER

    3,639,955

   8.
SHARED DISPOSITIVE POWER

    Not applicable

  9.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,639,955

10.
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

7.69% based on statement from TranShare Transfer Agent from 2/2/2022

12.
TYPE OF REPORTING PERSON*

    PN

ITEM 1
(a).

   Name of Issuer
      CAN B CORP.
ITEM 1
(b).

   Address of Issuer's Principal Executive Offices
      960 South Broadway, Suite 120, Hicksville, NY  11801
ITEM 2
(a).

   Names of Persons Filing
      White Hair Solutions, LLC
ITEM 2
(b).

   Address of principal business office

2222 American Blvd

De Pere, WI  54115

ITEM 2
(c).

   Citizenship

Wisconsin

ITEM 2
(d).

   Title of Class of Securities
      Common Stock
ITEM 2
(e).

   CUSIP Number
      13470W103
ITEM 3.   If this statement is filed pursuant to Rules 13d-1(b), or 13(d)-2(b), check whether the person filing it is a:
  (a)        Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
ITEM 4.    Ownership
   (a)    Amount beneficially owned
       3,639,955
   (b)    Percent of class
       7.69%
   (c)    Number of shares as to which such person has:
       (i)    sole power to vote or to direct the vote
           3,639,955
       (ii)    shared power to vote or to direct the vote
           Not applicable
       (iii)    sole power to dispose or to direct the disposition of
           3,639,955
       (iv)    shared power to dispose or to direct the disposition of
           Not applicable
ITEM 5.    Ownership of Five Percent or Less of a Class
   Not applicable
ITEM 6.    Ownership of More than Five Percent on Behalf of Another Person
   Not applicable
ITEM 7.    Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
   Not applicable.
ITEM 8.    Identification and Classification of Members of the Group
   Not applicable.
ITEM 9.    Notice of Dissolution of Group
   Not applicable.
ITEM 10.    Certification
   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: April 4, 2022

White Hair Solutions, LLC
By:
/s/ Adam DeCleene

  Adam DeCleene
  Accountant